Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Apogent to Redeem $299.8 Million of Its 2.25 Percent Notes

HAMPTON, N.H., Sept. 20, 2004 — Fisher Scientific International Inc. (NYSE: FSH) announced today that Apogent Technologies Inc., its wholly owned subsidiary, has issued a notice for redemption of approximately $299.8 million of Apogent’s 2.25 percent convertible notes on Oct. 20, 2004.

     Apogent is calling approximately $298.8 million of the 2.25 percent Convertible Senior Debentures due 2021 (CUSIP No. 03760AAL5) and approximately $1.0 million of the 2.25 percent Senior Convertible Contingent Debt Securities due 2021 (CUSIP Nos. 03760AAE1 and 03760AAD3) (together, “2.25 percent Notes”) for cash at a price equal to 100 percent of the principal amount plus (1) accrued and unpaid interest to, but excluding, the redemption date, and (2) contingent interest (as defined in the indentures relating to the 2.25 percent Notes), if any contingent interest is payable from Oct. 15, 2004, to Oct. 19, 2004.

     Holders will have the right to convert their 2.25 percent Notes from the date of the notice of redemption until Oct. 18, 2004, at a conversion price of $54.45. The 2.25 percent Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the City of New York.

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Apogent to Redeem $299.8 Million of Its 2.25 Percent Notes — 2

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher’s customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research and clinical-laboratory markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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